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EXHIBIT 99.1

1600 West Merit Parkway    •    South Jordan, UT 84095
Telephone: 801-253-1600    •    Fax: 801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	November 18, 2004
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS ACQUIRES MEDSOURCE PACKAGING CONCEPTS

        SOUTH JORDAN, UTAH—Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, announced today that it has signed an asset purchase agreement with privately-held MedSource Packaging Concepts of Richmond, Virginia, a custom packager that serves the needs of hospitals and other health care institutions.

        The agreement calls for Merit to acquire all assets and assume certain contracts, and in return, Merit will pay off certain liabilities of MedSource, totaling approximately $850,000 in cash. Merit also agrees to grant a warrant to purchase 100,000 shares of MMSI common stock priced at fair market value. The packaging operations will remain in Richmond as a division of Merit and be known as Merit MedSource.

        "We believe this acquisition will allow Merit to broaden the services and opportunities for our customers," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer.

ABOUT MERIT

        Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,260 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

        Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of Company's products, potential product recalls and quality related issues, delays in obtaining regulatory approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company's products obsolete, product liability claims, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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MERIT MEDICAL SYSTEMS ACQUIRES MEDSOURCE PACKAGING CONCEPTS